AMENDMENT NO. 1 TO PLACEMENT AGENT AGREEMENT

THIS AMENDMENT NO. 1 TO PLACEMENT AGENT AGREEMENT (“Amendment”) is entered into this 30th day of May, 2014 by and between EFactor Group Corp., a Nevada corporation (the “Company”), and Monarch Bay Securities, LLC (the “Placement Agent”).

RECITALS

A.

The Company and the Placement Agent are parties to that certain Placement Agent Agreement dated as of May 8, 2014 (the “Initial Agreement”).

B.

The Company and the Placement Agent wish to amend the Initial Agreement to extend the term of the Offering.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows.

1.

Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Initial Agreement, as amended hereby.

2.

Amendment to Initial Agreement.  Section 4 to the Initial Agreement is hereby amended by deleting such section in its entirety and inserting in its place the following:

“4.  Closing.  The time and date of the completion of the purchase and sale of a portion of the Shares to the Purchasers thereof pursuant to the terms hereof shall be at 7:00 a.m., California time (the “Closing Time”) on various dates established by the Placement Agent and the Company (each, a “Closing Date”) at the offices of the Placement Agent or at such other time or place or in such other customary manner as shall be agreed upon by the Placement Agent and the Company, including via electronic transmittal of Closing documents; provided, however, that each such Closing Date shall occur on or prior to the earlier of the following dates (the “Termination Date”) (i) June 27, 2014 and (ii) the date that the Placement Agent notifies the Company of the completion of the offering of all of the Shares.”

3.

Miscellaneous. Except as modified and amended pursuant to this Amendment, the Initial Agreement shall remain in full force and effect.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

EFACTOR GROUP CORP.

By: /s/ Adriaan Reinders
Name: Adriaan Reinders
Title: Chairman/CEO

MONARCH BAY SECURITIES, LLC

By: /s/ Keith Moore
Name:

Keith Moore
Title: Principal